Exhibit 10.30

NOVASTAR FINANCIAL, INC.

2005 COMPENSATION PLAN FOR IDEPENDENT DIRECTORS

As Amended Effective to January 1, 2005

The following sets forth the 2005 Compensation Plan for the members of the Board of Directors (the “Board”) of Novastar Financial, Inc. (the “Company”) who are not employees of the Company (“independent directors”), as approved by the Compensation Committee of the Board in accordance with the Novastar Financial, Inc. 2004 Incentive Stock Plan (“ISP”), which shall be effective for 2005 and subsequent calendar years unless and until modified or terminated:

	Amount	Payable
Annual Retainer:	$35,000	Paid at the beginning of each Quarter during the year of service
Daily Fee Per Board and/or Committee Meeting Attended in Person or by Electronic Medium:	$1,500	Paid at or within five business days after meeting

Annual Audit Committee Chairperson Retainer:	$10,000	Paid at the beginning of each Quarter during the year of service

Annual Compensation Committee and Nominating and Corporate Governance Committee Chairperson Retainer:	$5,000	Paid at the beginning of each Quarter during the year of service

Initial Stock Options for New Independent Directors:	Options to purchase that number of Company shares which have fair market value of $100,000 at grant date	Graded vesting over four years (25% per year), and exercisable in accordance with the ISP

Annual Stock Options for Independent Directors:	Options to purchase 5,000 Company shares	Immediate vesting, and exercisable in accordance with the ISP

In addition to the compensation described above, independent directors shall be reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings, payable within ten (10) business days after the Company receives a written statement and documentation of such expenses.